SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2006

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

15 Paradise Plaza # 230, Sarasota, FL  34239

 (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (941) 955-1700

1502 Stickney Point Road, Unit 501, Sarasota, Florida  34231-3718
 (Former name or former address, if changed since last report)

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

The Company continues to refine its focus on developing the business and prospects of VETCO Hospitals, Inc. (acquired in May 2006) where it believes the Company can add greater long term value for its shareholders.  This change of focus requires a management team with animal health services expertise.

As a result of the altered focus, the Company has received and accepted, effective September 30, 2006, the resignation of Kenneth Marshall as Secretary and General Counsel of SkyLynx Communications, Inc. (the "Company"), and effective October 3, 2006, Gary L. Brown resigned as President and Chief Financial Officer of the Company.

The Company has formed search committee to identify candidates to fill the vacancies created by these resignations. In addition, the board has established an operating committee comprised of outside members of the board of directors to assist in the company's transition in the interim. The operating committee is comprised of Robert Weiss, Steve Rogers, Steve Smith and John McKenzie, and will act in support of the Chief Executive Officer.  The operating committee will not be a standing committee of the board but rather will be disbanded once all of the needed operating officers have been identified and retained.  The Company is actively reviewing candidates to fill the Chief Financial Officer role with a seasoned professional with industry and public company reporting experience. The remaining roles are expected to be filled with talented executives in the industry that can help move the company forward in the pet care space.

We do not expect either the search committee or the operating committee will adopt formal charters.  Further, there are no arrangements or commitments to compensate the members of the two newly authorized temporary committees of the board; although the board as a whole may address the issue of compensation in the future.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYLYNX COMMUNICATIONS, INC.
Date: October _11, 2006	By:/s/ K. Bryan Shobe K. Bryan Shobe Chief Executive Officer

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